UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 3, 2009

Date of Report (Date of earliest event reported)

Northstar Neuroscience, Inc.

(Exact name of registrant as specified in its charter)

Washington	001-34078	91-1976637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Fourth Avenue, Suite 300

Seattle, WA 98121

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (206) 300-0204

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On June 3, 2009, consistent with the Plan of Complete Liquidation and Dissolution of Northstar Neuroscience, Inc. (the “Company”) approved by the Company’s Board of Directors (the “Board”) on January 5, 2009 and the Company’s shareholders on May 14, 2009 (the “Plan of Dissolution”), Michael D. Ellwein, Albert J. Graf and Dale A. Spencer each tendered his written resignation from the Board, effective June 3, 2009.

(e)

On June 3, 2009, the Board approved a one-time cash bonus of $50,000 for John S. Bowers Jr., the Company’s President and Chief Executive Officer, in connection with completion of the sale of substantially all of the Company’s remaining non-cash assets, as described below.

Item 8.01.	Other Events.

On May 21, 2009, the Company completed the sale of substantially all of its remaining non-cash assets, as contemplated in the Plan of Dissolution, to St. Jude Medical for upfront, gross cash consideration of $2,000,000. The Company intends to distribute the net proceeds from the asset sale to its shareholders as part of its first liquidating distribution pursuant to the Plan of Dissolution, which the Company presently expects to make within approximately 45 days after the effective date of the Articles of Dissolution (the “Effective Date”), to holders of record of its common stock as of the close of business on the Effective Date. The Company will make a public announcement when the Articles of Dissolution have been filed and will also publicly announce the anticipated Effective Date. The Company further intends to delist its common stock from the Nasdaq Global Market as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSTAR NEUROSCIENCE, INC.

Dated: June 8, 2009	By:	/s/ Brian B. Dow
Brian B. Dow Vice President of Finance, Chief Financial Officer, and Secretary

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